EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES APPOINTMENT OF PRESIDENT AND CHIEF EXECUTIVE OFFICER ROBERT GRIFFIN TO BOARD OF DIRECTORS

CHESTER, WV – March 15, 2010 – MTR Gaming Group, Inc. (NasdaqGS: MNTG) announced today that at the Company’s recent Board of Directors meeting, President and Chief Executive Officer Robert Griffin was appointed to the Board as a director.

“We are very pleased that Bob has now become a member of the Board,” said Steven Billick, Chairman of MTR Gaming.  “He has performed admirably since joining the Company in 2008, helping to steer the Company’s financial performance in the right direction in the face of a very weak economy.  Bob’s vast knowledge of MTR”s operations and copious experience in the gaming industry will make him a valuable asset for the Board and its shareholders.”

Mr. Griffin has been President and Chief Executive Officer of the Company since November 2008 and has more than 25 years of gaming industry experience. Prior to joining MTR, he served as the Senior Vice President of Operations of Isle of Capri Casinos, Inc. (“ICCI”) from 2004-2008.  Mr. Griffin also served as Vice President/General Manager at several of ICCI’s properties from 1999-2003.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724) 933-8122

dhughes@mtrgaming.com